UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2014

PANGAEA LOGISTICS SOLUTIONS, LTD.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-36139	N/A
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

109 Long Wharf, Newport, Rhode Island 02840

(Address of Principal Executive Offices) (Zip Code)

(401) 846-7790

(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Explanatory Note

This Amendment No. 1 to Form 8-K filed on October 8, 2014 is being filed to include the unaudited consolidated financial statements of Bulk Partners (Bermuda), LTD. (“Bulk Partners”) which was formerly known as Pangaea Logistics Solutions Ltd., as of and for the nine months ended September 30, 2014 and 2013 and of Quartet Merger Corp. (“Quartet”) as of and for the nine months ended September 30, 2014, and to provide the pro forma financial statements relating to the reverse merger transaction described herein which was consummated on October 1, 2014. We have also updated “Bulk Partners’ Management’s Discussion and Analysis of Financial Condition and Results of Operation”  to  include a discussion of its financial statements included herein.

In addition, Item 9.01 – Financial Statements and Exhibits in this Current Report on Form 8-K, as amended, has been revised and the following exhibits have been filed:

•	Exhibit 99.1 – Bulk Partners’ unaudited financial statements as of and for the nine months ended September 30, 2014 and 2013;

•	Exhibit 99.2 – Quartet Merger Corp.’s unaudited financial statements as of and for the nine months ended September 30, 2014 and 2013;

•	Exhibit 99.3 – Unaudited Pro forma financial statements;

•	Exhibit 99.4 – Press release dated October 28, 2014

Except as otherwise stated above, no other sections in this Current Report on Form 8-K, as amended, have been revised from the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2014.

Item 2.02.	Results of Operations and Financial Condition.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA

The following table presents, in each case for the periods and as of the dates indicated, selected unaudited historical financial information and operating data.

Bulk Partners’ unaudited consolidated balance sheet data as of September 30, 2014 and unaudited consolidated statement of operations data for the three and nine months ended September 30, 2014 and 2013 are derived from Bulk Partners’ unaudited consolidated financial statements, which are included elsewhere in this 8-K/A.

The information is only a summary and should be read in conjunction with Bulk Partners’ consolidated financial statements and related notes and “Bulk Partners’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this Form 8-K/A.

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	As of and for the		As of and for the
	three months ended September 30,		nine months ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(US dollars in thousands, except for per share amounts and fleet data)
Income Statement Data:
Voyage revenue	$80,604	$80,372	$252,085	$246,642
Charter revenue	10,601	14,797	43,112	34,329
Total revenue	91,205	95,169	295,197	280,971
Expenses:
Voyage expense	46,598	45,194	136,625	147,120
Charter expense	34,316	31,985	112,272	86,098
Vessel operating expenses	7,936	6,148	22,587	15,710
General and administrative	2,790	2,748	7,719	8,592
Depreciation and amortization	3,119	2,519	8,415	7,060
(Gain) Loss on sale of vessels	(1,661)	-	(3,948)	-
Total expenses	93,097	88,593	283,670	264,581
(Loss) income from operations	(1,892)	6,576	11,527	16,390
Total other expense, net	(1,924)	(593)	(6,948)	(5,054)
Net (loss) income	(3,816)	5,983	4,579	11,336
Loss (income) attributable to noncontrolling interests	907	(114)	335	(820)
Net (loss) income attributable to Pangaea Logistics Solutions Ltd.	$(2,910)	$5,869	$4,914	$10,516

Balance Sheet Data:
Cash	$20,158	$23,810	$20,158	$23,810
Total assets	$335,626	$308,192	$335,626	$308,192
Total third-party debt (current and long-term)	$113,407	$105,447	$113,407	$105,447
Total preferred equity and shareholders' equity	$99,716	$114,776	$99,716	$114,776

Cash Flow Data:
Net cash flow provided by operating activities	$4,381	$4,398	$16,417	$18,933
Net cash flow used in investing activities	$(21,200)	$(23,141)	$(30,115)	$(75,681)
Net cash provided by financing activities	$14,382	$15,564	$14,928	$60,863

Adjusted EBITDA (1)	$1,227	$9,095	$19,942	$23,451

Fleet Data:
Shipping days (2)
Voyage days	3,448	2,754	9,792	8,773
Time charter days	867	1,008	3,086	2,723
Total shipping days	4,315	3,762	12,878	11,496

TCE Rates ($/day)(3)	$10,336	$13,283	$12,313	$11,642

(1)	Adjusted EBITDA represents operating earnings before interest expense, income taxes, depreciation and amortization and other non-operating income and/or expense, if any. Adjusted EBITDA is included because it is used by management and certain investors to measure Bulk Partners’ operating performance. Adjusted EBITDA is also used by management in its determination of the fair value of its preferred and common stock and is also reviewed periodically as a measure of financial performance by Bulk Partners’ Board of Directors. Adjusted EBITDA is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Bulk Partners’ definition of Adjusted EBITDA used here may not be comparable to the definition of EBITDA used by other companies. A reconciliation of income from operations to Adjusted EBITDA is as follows:

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(US dollars in thousands)
(Loss) income from operations	(1,892)	6,576	11,527	16,390
Depreciation & amortization	3,119	2,519	8,415	7,060
Adjusted EBITDA	1,227	9,095	19,942	23,451

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(2)	Shipping days. Bulk Partners defines shipping days as the aggregate number of days in a period during which its vessels are performing either a voyage charter (voyage days) or time charter (time charter days).

(3)	Time Charter Equivalent, or “TCE,” rates. Bulk Partners defines TCE rates as total revenues less voyage expenses divided by the length of the voyage, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the 2013 annual consolidated financial statements and notes thereto included in the Registrant’s Form S-4/A, filed with the SEC on August 12, 2014 and the Form 8-K filed with the SEC on October 8, 2014. The following discussion contains forward-looking statements that reflect Bulk Partners’ future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Bulk Partners’ control. Bulk Partners’ actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements” contained in the Registrant’s Form S-4/A, filed with the SEC on August 12, 2014 and the Form 8-K filed with the SEC on October 8, 2014. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Bulk Partners is an established, growth-oriented global logistics company providing seaborne drybulk transportation services. Bulk Partners was incorporated in Bermuda on June 17, 2008, and is headquartered in Newport, Rhode Island. Bulk Partners also maintains offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore.

Bulk Partners utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. In particular, Bulk Partners has historically focused on backhaul routes. Bulk Partners derives substantially all of its revenue from contracts of affreightment, also known as COAs, voyage charters, and time charters, with the majority of Bulk Partners’ revenues derived from COAs and voyage charters due to Bulk Partners’ focus on carrying cargo for its customers. Backhaul routes allow Bulk Partners to reduce ballast days and, instead, earn revenues at times and on routes that are typically travelled without paying cargo. Bulk Partners’ predecessor company first concentrated on the backhaul carriage of pig iron, complemented by the fronthaul carriage of grains, and Bulk Partners remains the largest transporter of pig iron in the world.

Bulk Partners uses a mix of owned and chartered-in vessels to transport more than 19.5 million dwt of cargo to more than 190 ports around the world, averaging over 44 vessels in service during 2013. The majority of its fleet is chartered-in on short-term charters of less than 9 months. Bulk Partners believes that these shorter-term charters afford it more flexibility to match its variable costs to its customers’ service requirements, allowing Bulk Partners to respond to changes in market demand and limiting its exposure to changes in prevailing charter rates. In addition to Bulk Partners’ chartered-in fleet, over the past several years it acquired interests in 14 vessels and placed orders for the construction of six additional vessels, all at prices that Bulk Partners believes will permit it to operate profitably through a range of cargo rate environments. These vessels are and will be used to serve Bulk Partners’ customers’ cargo transportation needs. Among these vessels are six Ice-Class 1A Panamax vessels that are currently the only dry bulk vessels of their size rated to operate on the Northern Sea Route and the severe ice conditions of the Baltics in winter. Bulk Partners believes that a combination of owned and chartered-in vessels help it to more efficiently match its customer demand than it could with an entirely owned fleet or an entirely chartered-in fleet.

The technical management of Bulk Partners’ owned fleet is performed in-house. Bulk Partners believes its in-house management provides better service and pricing than is otherwise available, reduces time out of service, and best enhances the service value of the owned fleet. The technical management for Bulk Partners’ chartered-in vessels is performed by each respective ship owner.

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Active risk management is an important part of Bulk Partners’ business model. Bulk Partners believes its active risk management allows it to reduce the sensitivity of its revenues to market fluctuations and helps it to secure its long-term profitability. Bulk Partners manages its market risk primarily through chartering in vessels for periods of less than 9 months. Bulk Partners further manages its market exposure through a portfolio approach based upon owned vessels, chartered-in vessels, COAs, voyage charters, and time charters. Bulk Partners tries to identify routes and ports for efficient bunkering to minimize its fuel expense. Bulk Partners also seeks to hedge a portion of its exposure to changes in the price of marine fuels, or bunkers. Bulk Partners has also entered into interest rate swap agreements to fix a portion of its interest rate exposure.

Critical Accounting Policies

The discussion and analysis of Bulk Partners’ financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires Bulk Partners to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues, expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions and conditions. Significant estimates include the establishment of the allowance for doubtful accounts, the fair value of convertible redeemable preferred stock and the estimate of salvage value used in determining vessel depreciation expense.

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies are revenue recognition, deferred revenue, allowance for doubtful accounts, vessels and depreciation, long-lived assets impairment considerations, and the fair value of convertible redeemable preferred stock transactions.

Revenue Recognition. Voyage revenues represent revenues earned by Bulk Partners, principally from voyage charters. A voyage charter involves the carriage of a specific amount and type of cargo on a load port to discharge port basis, subject to various cargo handling terms. Under a voyage charter, the revenues are earned and recognized ratably over the duration of the voyage. Estimated losses under a voyage charter are provided for in full at the time such losses become probable. Demurrage, which is included in voyage revenues, represents payments by the charterer to the vessel owner when loading and discharging time exceed the stipulated time in the voyage charter. Demurrage is measured in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage revenues arise, and is also earned and recognized ratably over the duration of the voyage to which it pertains. Voyage revenue recognized is presented net of address commissions. Charter revenues relate to a time charter arrangement under which Bulk Partners is paid charter hire on a per day basis for a specified period of time. Revenues from time charters are earned and recognized on a straightline basis over the term of the charter, as the vessel operates under the charter.

Deferred Revenue. Billings for services for which revenue is not recognized in the current period are recorded as deferred revenue. All deferred revenue recognized in the accompanying consolidated balance sheets is expected to be realized within 12 months of the balance sheet date.

Allowance for Doubtful Accounts. Bulk Partners provides a specific reserve for significant outstanding accounts that are considered potentially uncollectible in whole or in part. In addition, Bulk Partners establishes a reserve equal to approximately 25% of accounts receivable balances that are 30 − 180 days past due and approximately 50% of accounts receivable balances that are 180 or more days past due, and which are not otherwise reserved. The reserve estimates are adjusted as additional information becomes available, or as payments are made.

Vessels and Depreciation. Vessels are stated at cost, which includes contract price and acquisition costs. Significant betterments to vessels are capitalized; maintenance and repairs that do not improve or extend the lives of the vessels are expensed as incurred. Depreciation is provided using the straight-line method over the remaining estimated useful lives of the vessels based on cost less salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate of $375 per ton which was determined by reference to quoted rates and is reviewed annually. Bulk Partners estimates the useful life of its vessels to be 25 years to 30 years from the date of initial delivery from the shipyard. The remaining estimated useful lives of the current fleet are 3 − 24 years. Bulk Partners does not incur depreciation expense when vessels are taken out of service for drydocking.

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Drydocking Expenses and Amortization. Significant upgrades made to the vessels during drydocking are capitalized when incurred and amortized on a straight-line basis over the five year period until the next drydocking. Costs capitalized as part of the drydocking include direct costs incurred to meet regulatory requirements that add economic life to the vessel, that increase the vessel’s earnings capacity or which improve the vessel’s efficiency. Direct costs include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred. Unamortized drydocking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss on sale.

Long-lived Assets Impairment Considerations. The carrying values of Bulk Partners’ vessels may not represent their fair market value or the amount that could be obtained by selling the vessel at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the pricing of new vessels. Historically, both charter rates and vessel values tend to be cyclical. The carrying value of each group of vessels (allocated by size and major characteristic or trade), which are classified as held and used by Bulk Partners, are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value of a particular group may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the group and its eventual disposition is less than its carrying value. This assessment is made at the group level, which represents the lowest level for which identifiable cash flows are largely independent of other groups of assets. The asset groups established by Bulk Partners are defined by vessel size and major characteristic or trade.

The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis include Bulk Partners’ estimate of future TCE rates based on current rates under existing charters and contracts or an index TCE rate applicable to the size of the ship. When existing contracts expire, Bulk Partners uses the latest index rate available and extends these rates out to the end of the vessel’s useful life. As previously noted, TCE rates decreased approximately 27% from 2011 through the third quarter of 2013, at which time TCE rates began to increase. This trend continued into the first quarter of 2014, during which time rates were approximately 16% higher than the first quarter of 2013. Rates fell again in the second and third quarters of 2014. This volatility in TCE rates may affect the fair value of Bulk Partners’ vessels and may have a significant impact on Bulk Partners’ ability to recover the carrying amount of its fleet. Accordingly, the volatility is contemplated in the undiscounted projected net operating cash flow analysis by using a sensitivity analysis based on percent changes in the TCE rates. Bulk Partners prepares a series of scenarios in an attempt to capture the range of possible trends and outcomes. For example, in the event that TCE rates over the estimated useful lives of the entire fleet are 10% lower than expected, the impact on the total undiscounted projected net operating cash flow would be a decrease of 24%. Projected net operating cash flows are net of brokerage and address commissions and assume no revenue on scheduled offhire days. Bulk Partners uses the current vessel operating expense budget, estimated costs of drydocking and historical general and administrative expenses as the basis for its expected outflows, and applies an inflation factor it considers appropriate. The net of these inflows and outflows, plus an estimated salvage value, constitutes the projected undiscounted future cash flows. If these projected cash flows do not exceed the carrying value of the asset group, an impairment charge would be recognized.

At September 30, 2014, Bulk Partners identified a potential impairment indicator by reference to industry-wide estimated market values of all vessels in the size range and age corresponding to its vessel groups. As a result, Bulk Partners evaluated each group for impairment by estimating the total undiscounted cash flows expected to result from the use of the group and its eventual disposal. At September 30, 2014, the estimated undiscounted future cash flows exceeded the carrying value of the groups in the consolidated balance sheets and therefore, Bulk Partners did not recognize a charge to impairment.

New Accounting Pronouncements

In April 2014, the FASB issued an update Accounting Standards Update for Reporting Discontinued Operations and Disclosures of Disposals and Components of an Entity, Presentation of Financial Statements, and Property Plant and Equipment. Under this new guidance, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the new guidance expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. Bulk Partners does not expect a material impact on its consolidated financial statements as a result of the adoption of this standard.

In May 2014, the FASB issued an update Accounting Standards Update for Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. Bulk Partners is evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on its consolidated financial statements.

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The table set forth below indicates the purchase price of Bulk Partners’ vessels and the carrying value of each vessel as of September 30, 2014.

(In thousands of U.S. dollars)

Vessel Name	Date Acquired	Size	Purchase Price	Carrying Value
m/v Nordic Orion	April 2012	PMX-1A	$32,362.6	$29,916.5
m/v Nordic Odyssey	April 2012	PMX-1A	32,690.7	29,425.9
m/v Bulk Trident	September 2012	SMX	17,010.3	16,569.3
m/v Bulk Newport	September 2013	SMX	15,546.0	14,871.4
m/v Bulk Beothuk	February 2013	SMX	14,196.9	13,280.8
m/v Bulk Juliana	April 2012	SMX	14,750.0	14,005.3
m/v Bulk Pangaea(1)	December 2009	PMX	26,500.0	21,207.8

m/v Bulk Patriot(1)	October 2011	PMX	15,350.0	14,802.5
m/v Nordic Bothnia	January 2014	HMX-1A	7,640.0	7,406.1
m/v Nordic Barents	March 2014	HMX-1A	7,640.0	7,863.0
m/v Bulk Discovery(1)	March 2011	PMX	15,200.0	11,870.6
m/v Bulk Cajun(1)	June 2011	PMX	6,960.0	6,053.5
m/v Nordic Oshima	September 2014	PMX-1A	33,709.1	33,709.1
Total			$239,555.6	$220,982.0

(1) At September 30, 2014, the aggregate carrying value of m/v Bulk Cajun, m/v Bulk Discovery, m/v Bulk Pangaea and the m/v Bulk Patriot is approximately $53.9 million, which is higher than the aggregated estimated market value of $29.1 million. As such, Bulk Partners has reviewed each vessel group in the fleet and determined that the undiscounted sum of cash flows that will result from the use and disposal of each of its vessel groups exceed the carrying value of the vessel groups. Therefore, no charge to impairment is required.

The table set forth below indicates the total cost of Bulk Partners’ newbuildings on order and the carrying value of each vessel as of September 30, 2014. As of September30, 2014, Bulk Partners had deposits of $25.6 million for the purchase of these newbuildings.

(In thousands of U.S. dollars)

Vessel Name	Date Acquired	Size	Purchase Price	Carrying Value
m/v Nordic Odin	Q1 2015	PMX-1A	32,625.0	N/A
m/v Nordic Olympic	Q1 2015	PMX-1A	32,600.0	N/A
m/v Nordic Oasis	Q1 2016	PMX-1A	32,600.0	N/A
Newbuild 5*	Q4 2016	UMX-1C	28,950.0	N/A
Newbuild 6*	Q4 2016	UMX-1C	28,950.0	N/A
Total			$155,725.0	N/A

* The name of the vessel will be determined at the delivery date.

Convertible Redeemable Preferred Stock. Bulk Partners classifies its convertible redeemable preferred stock as a separate item from permanent equity because it is redeemable outside of Bulk Partners’ control (at the option of the preferred stockholders). Bulk Partners recorded such convertible redeemable preferred stock at fair value upon issuance, net of any issuance costs. The value of the convertible redeemable preferred stock was determined based on a lattice model, which includes the use of various assumptions, such as cash flow projections, the equity value of peer group companies and volatility rates. Any beneficial conversion features are recognized as convertible redeemable preferred stock discounts and the discount is accreted to additional paid-in-capital through the earliest possible redemption date.

Important Financial and Operational Terms and Concepts

Bulk Partners uses a variety of financial and operational terms and concepts when analyzing its performance.

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These include revenue recognition, deferred revenue, allowance for doubtful accounts, vessels and depreciation, long-lived assets impairment considerations, and the fair value of convertible redeemable preferred stock transactions, as defined above as well as the following:

Voyage Expenses. Bulk Partners incurs expenses for voyage charters, including bunkers (fuel), port charges, canal tolls, broker commissions and cargo handling operations, which are expensed as incurred.

Charter Expenses. Bulk Partners relies on a combination of owned and chartered-in vessels to support its operations. Bulk Partners hires vessels under time charters, and recognizes the charter hire payments as an expense on a straight-line basis over the term of the charter. Charter hire payments are typically made in advance, and the unrecognized portion is reflected as advance hire in the accompanying consolidated balance sheets. Under the time charters, the vessel owner is responsible for the vessel operating costs such as crews, maintenance and repairs, insurance, and stores.

Vessel Operating Expenses. Vessel operating expenses represent the cost to operate Bulk Partners’ owned vessels. Vessel operating expenses include crew hire and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees. These expenses are recognized as incurred. Bulk Partners entered into technical management agreements for each of its owned vessels with an equity method investee. Technical management services include day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, arranging the hire of crew, and purchasing stores, supplies, and spare parts.

Fleet Data. Bulk Partners believes that the measures for analyzing future trends in its results of operations consist of the following:

• Shipping days. Bulk Partners defines shipping days as the aggregate number of days in a period during which its vessels are performing either a voyage charter (voyage days) or a time charter (time charter days).

• Daily vessel operating expenses. Bulk Partners defines daily vessel operating expenses as vessel operating expenses divided by ownership days for the period. Vessel operating expenses include crew hire and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees.

• Chartered in days. Bulk Partners defines chartered in days as the aggregate number of days in a period during which it chartered in vessels.

• Time Charter Equivalent ‘‘TCE’’ rates. Bulk Partners defines TCE rates as total revenues less voyage expenses divided by the length of the voyage, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in per-day amounts.

Overview

The overall dry bulk rate environment was severely depressed in the second and third quarters of 2014. While volumes in many segments were reasonable, supply continued to weigh on the market and rates declined to levels last seen at the end of 2008 and beginning of 2009. This environment negatively affected our performance but also highlighted the differentiation of our business model. Reduced rates mean reduced fronthaul margins, and given our strategy to charter in vessels to serve only contracted business, we deemed it best to reduce our carried volumes. This shielded us from excessive losses as compared to a long-term charter-in strategy.

Moreover, consistent with our approach to continually optimize our fleet, we took advantage of the strong secondhand market in the first quarter of 2014 to sell two vessels that no longer fit our overall fleet profile. The net selling price of the m/v Bulk Providence, a 2007 built Handysize, was approximately $13.1 million and the net selling price of the m/v Bulk Liberty, a 1998 built Handymax, was approximately $12.4 million.

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Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

Revenues

Bulk Partners’ revenues are derived predominately from voyage and time charters. Total revenue for the three months ended September 30, 2014 was $91.2 million, compared to $95.2 million for the same period in 2013. The number of shipping days increased 15% to 4,316 in the three months ended September 30, 2014, compared to 3,762 for the same period in 2013. This increase in shipping days is due to Bulk Partners’ continued focus on leveraging its relationships with existing customers, attracting new industry customers, and supplementing its chartered-in fleet with owned vessels.

Voyage revenue increased slightly for the three months ended September 30, 2014 at $80.6 million compared to $80.4 million for the same period in 2013. Voyage days increased 25% to 3,448 in 2014 from 2,754 in 2013; however the average time charter equivalent (“TCE”) rate decreased 22%, to $10,336 per day for the three months ended September 30, 2014 from $13,283 per day for same period in 2013. This decrease was due to the overall market decline. The Baltic Panamax rate (an indicator of market conditions) was 5,021 in the third quarter of 2014 versus 8,936 in the third quarter of 2013, a decrease of 44%.

Charter revenues decreased 28% to $10.6 million for the three months ended September 30, 2014 from $14.8 million for the three months ended September 30, 2013. The decrease in charter revenues was primarily driven by the 14% decrease in time charter (“TC”) days and the overall market decline. The number of time charter days was 867 days for the three months ended September 30, 2014 compared to 1,008 days for the same period in 2013. The decrease in TC days is indicative of Bulk Partners’s strategy to limit its exposure in uncertain markets by limiting its long position, chartering vessels in only to meet existing cargo demands.

Voyage Expense

Voyage expense for the three months ended September 30, 2014 was $46.6 million, compared to $45.2 million for the same period in 2013, an increase of approximately 3%. The increase in voyage expenses was primarily due to the increase in voyage days, but was partially offset by a decrease in expenses related to cargo relets from $2.4 million in 2013 to $1.9 million in 2014.

Charter Hire Expense

Charter hire expense for the three months ended September 30, 2014 was $34.3 million, compared to $32.0 million for the same period in 2013. The 7% increase in charter expenses was predominantly due to the increase in chartered in days. There were 2,758 charter hire days in the third quarter of 2013 versus 3,202 in the third quarter of 2014. This was partially offset by a 9% decrease in the average daily hire rate from $9,690 in 2013 to $8,774 in 2014, reflecting overall market weakness.

Vessel Operating Expenses

Vessel operating expenses for the three months ended September 30, 2014 were $7.9 million, compared to $6.1 million in the comparable period in 2013, an increase of approximately 29%. The increase in vessel operating expenses was primarily due to the increase in ownership days through the acquisition of three vessels in 2013, and two vessels during the three months ended March 31, 2014, which was partially offset by the sale of two vessels in the second and third quarters of 2014. The result was an 11% increase in the number of ownership days, from 1,004 for the three months ended September 30, 2013 to 1,114 for the three months ended September 30, 2014. Ownership days are the aggregate number of days in a period during which each vessel in Bulk Partners’ fleet has been owned by it. The vessel operating expense expressed on a per day basis increased to $6,569 for the three months ended September 30, 2014 from $6,124 for the same period in 2013. The increase is due to repairs, maintenance and upgrading of the two vessels acquired in 2014. In addition, maintenance not associated with drydocking, but that is most efficiently performed while vessels are in drydock resulted in additional, but non-recurring expense.

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Depreciation and Amortization

For the three months ended September 30, 2014 and 2013, total depreciation and amortization expense was $3.1 million and $2.5 million, respectively. The increase in depreciation and amortization expense was attributable to the acquisition of four vessels in 2013 and two vessels acquired in 2014. Total fixed assets increased from $198.9 million at September 30, 2013 to $225.2 million at September 30, 2014.

Gain on Sale of Vessel

Bulk Partners sold the m/v Bulk Liberty on July 4, 2014 and realized a gain of $1.7 million.

Unrealized Loss on Derivative Instruments

Unrealized loss on derivative instruments is due to the fact that Bulk Partners has FFA and fuel swap positions that are out of the money due to the deterioration of market conditions and a decline in bunker prices.

Income Attributable to Non-controlling Interests

The amounts reported here in represent the net income attributable to non-controlling interests in Nordic Bulk Holding ApS (“NBH”), Nordic Bulk Holding Company Ltd. (“NBHC”), Nordic Bulk Ventures Holding Company Ltd. (“BVH”) and Bulk Cajun Bermuda Ltd. (“Bulk Cajun”). Net loss attributable to non-controlling interest for the three months ended September 30, 2014 was $0.9 million. Net income attributable to non-controlling interest for the three months ended September 30, 2013 was $0.1 million. The increase was predominantly due to the fact that NBH had losses of $3.1 million in the three months ended September 30, 2014 as compared to a gain of $0.3 million for the three months ended September 30, 2013. This was offset by net income of NBHC, which was $0.9 million for the three months ended September 30, 2014 versus a loss of $0.1 million for the three months ended September 30, 2013.

Nine Months Ended September 30, 2014 Compared to Nine months Ended September 30, 2013

Revenues

Bulk Partners’ revenues are derived predominately from voyage and time charters. Total revenue for the nine months ended September 30, 2014 was $295.2 million, compared to $281.0 million for the same period in 2013. The number of shipping days increased 12% to 12,878 in the nine months ended September 30, 2014, compared to 11,496 for the same period in 2013. This increase in shipping days is due to Bulk Partners’ continued focus on leveraging its relationships with existing customers, attracting new industry customers, and supplementing its chartered-in fleet with owned vessels.

Voyage revenues increased 2%, from $246.6 million for the nine months ended September 30, 2013 to $252.1 million for the nine months ended September 30, 2014. Voyage days increased 12% from 8,773 in 2013 to 9,792 in 2014, however, the overall market decline tempered most of the impact of this increase.

Charter revenues increased 26% from $34.3 million for the nine months ended September 30, 2013 to $43.1 million for the nine months ended September 30, 2014. The increase in charter revenues was driven by the 13% increase in time charter days and a 6% increase in the average TCE rates. The number of time charter days was 3,086 days for the nine months ended September 30, 2014 compared to 2,723 days for the same period in 2013.

Voyage Expenses

Voyage expenses for the nine months ended September 30, 2014 were $136.6 million, compared to $147.1 million for the same period in 2013, a decrease of approximately 3%. The decrease in voyage expenses was primarily due to the fact that expenses related to cargo relets were $1.9 million in 2014 as compared to $14.2 million in 2013. Certain cargoes may be sublet for various reasons, however there was little incentive to perform such sublets in 2014. This was offset by the increase relating to the higher number of voyage days, as discussed above.

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Charter Hire Expenses

Charter hire expenses for the nine months ended September 30, 2014 were $112.3 million, compared to $86.1 million for the same period in 2013. The 30% increase in charter expenses was predominantly due to the 6% increase in chartered in days and to a 24% increase in rates. The average hire rate per day for the nine months ended September 30, 2014 was $11,993 as compared to $9,704 in the same period of 2013. The number of chartered in days was 9,361 for the nine months ended September 30, 2014 and 8,873 days for the nine months ended September 30, 2013.

Vessel Operating Expenses

Vessel operating expenses for the nine months ended September 30, 2014 were $22.6 million, compared to $15.7 million in the comparable period in 2013, an increase of approximately 44%. The increase in vessel operating expenses was primarily due to the acquisition of four vessels in 2013 and two vessels during the three months ended March 31, 2014, which was slightly tempered by the sale of two ships in the second and third quarters of 2014. The number of ownership days increased 34%, from 2,624 for the nine months ended September 30, 2013 to 3,517 for the nine months ended September 30, 2014. Ownership days are the aggregate number of days in a period during which each vessel in Bulk Partners’ fleet has been owned. The vessels acquired in 2013 were owned for a total of 440 days during the nine months ended September 30, 2013 compared to 868 for the nine months ended September 30, 2014. The two vessels acquired in 2014 were owned for a total of 459 days. The vessel operating expense expressed on a per day basis increased to $6,422 for the nine months ended September 30, 2014 from $5,987 for the same period in 2013. The increase is due to the fact that the two vessels acquired in 2014 were purchased as is, with the understanding that significant repairs were necessary to bring the ships up to Bulk Partners’ standards.

Depreciation and Amortization

For the nine months ended September 30, 2014 and 2013, total depreciation and amortization expense was $8.4 million and $7.1 million, respectively. The increase in depreciation and amortization expense was attributable to the acquisition of four vessels in 2013 and two vessels acquired in 2014.

Gain on Sale of Vessel

Bulk Partners sold the m/v Bulk Providence on May 27, 2014 and the m/v Liberty on July 4, 2014. The aggregate gain on the sales was $3.9 million.

Income Attributable to Non-Controlling Interests

This amount represents the net income attributable to non-controlling interest in NBH, NBHC, BVH and Bulk Cajun. Net loss attributable to non-controlling interest for the nine months ended September 30, 2014 was $0.3 million and net income attributable to non-controlling interests was $0.8 million for the nine months ended September 30, 2013. The change was predominantly due to the fact that NBH had losses of $3.4 million in the nine months ended September 30, 2014 as compared to $0.2 million for the nine months ended September 30, 2013. This was offset by the change in net income of NBHC, which was $1.9 million for the nine months ended September 30, 2014 and $1.4 million for the nine months ended September 30, 2013.

Liquidity and Capital Resources

Liquidity and Cash Needs

Bulk Partners has historically financed its capital requirements with cash flow from operations, the issuance of convertible redeemable preferred stock, proceeds from related party debt, and proceeds from long-term debt. Bulk Partners has used its funds primarily to fund its operations, vessel acquisitions, and the repayment of debt and the associated interest expense. Bulk Partners may consider debt or equity financing alternatives from time to time. However, if market conditions are negative, Bulk Partners may be unable to raise additional debt or equity financing on acceptable terms or at all. As a result, Bulk Partners may be unable to pursue opportunities to expand its business.

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Additionally, NBHC, a 33% owned subsidiary of Bulk Partners, has made all of its newbuilding deposits required to date by using funds from related party loans from its shareholders, Bulk Partners, ST Shipping and Transport Ltd. (“ST Shipping”) and ASO 2020 Maritime S.A. (“ASO2020”) (see the Related Party Transactions section below). Bulk Partners believes that each of NBHC’s joint venture partners, ST Shipping and ASO2020, will continue to meet the deposit schedule for each newbuilding by making additional related party loans, and will not call any existing related party loans. However, if NBHC’s shareholders do not provide required funds, NBHC would likely need to seek replacement financing, which may not be available on acceptable terms. In such case, Bulk Partners may not be able to pursue opportunities to expand its business or meet its other commitments.

At September 30, 2014 and December 31, 2013, Bulk Partners had working capital deficits of $60.8 million and $13.8 million, respectively. These working capital deficits were partially impacted by accrued dividends payable to preferred shareholders, most of which were converted to common shares as part of the merger with Quartet Holdco Ltd. on October 1, 2014. At September 30, 2014 and December 31, 2013, accrued dividends payable to preferred shareholders were $16.6 million and $10.3 million, respectively. The working capital deficits are also largely impacted by the related party loans from shareholders of NBHC, which are payable on demand and therefore, included in current liabilities. These loans were made by the shareholders in order to fund the purchase of the four new buildings, one of which was delivered on September 25, 2014 and three are scheduled to be delivered over the next two years. A portion of the loans is expected to be refinanced with commercial bank loans upon delivery of the vessels to Bulk Partners.

In light of the working capital deficits, certain of Bulk Partners’ common shareholders have provided written agreements whereby they have committed to providing financial support in the form of loans.

Capital Expenditures

Bulk Partners’ capital expenditures relate to the purchase of interests in vessels, and capital improvements to its vessels which are expected to enhance the revenue earning capabilities and safety of these vessels. Bulk Partners’ current owned fleet consists of seven Panamax drybulk carriers (three of which are Ice-Class 1A), four Supramax drybulk carriers and two Handymax drybulk carriers.

In addition to vessel acquisitions that Bulk Partners may undertake in future periods, its other major capital expenditures include funding its program of regularly scheduled drydockings necessary to make improvements to its vessels, as well as to comply with international shipping standards and environmental laws and regulations. Although Bulk Partners has some flexibility regarding the timing of drydocking, the costs are relatively predictable. Funding of these requirements is anticipated to be met with cash from operations. Bulk Partners anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce Bulk Partners’ available days and operating days during that period. Bulk Partners expects to drydock five vessels during 2015 and three vessels during 2016, at an aggregate anticipated cost of $4.8 million and $2.3 million, respectively, not including any unanticipated repairs.

The following table summarizes Bulk Partners’ net cash flows from operating, investing and financing activities for the nine-month periods ended September 30, 2014 and 2013.

	For the nine months ended September 30,
(In millions of U.S. dollars)	2014	2013
Net cash provided by operating activities	16.4	18.9
Net cash used in investing activities	(30.1)	(75.7)
Net cash provided by financing activities	14.9	60.9

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Net Cash Provided by Operating Activities.  Net cash provided by operating activities during the nine months ended September 30, 2014 was $16.4 million, compared with net cash provided by operating activities of $18.9 million during the corresponding nine months ended September 30, 2013. Approximately $6.75 million of the decrease was due to the decrease in net income. The balance is due to changes in operating assets and liabilities, predominantly comprised of accounts receivable and deferred revenue. These balances fluctuate significantly depending on the number of voyages in process, the number of vessels being chartered out and the number of days elapsed since charter hire was collected.

Net Cash Used in Investing Activities.  Net cash used for investing activities during the nine months ended September 30, 2014, was $30.1 million, compared with $75.7 million for the nine months ended September 30, 2013. Bulk Partners used approximately $38.3 million for the purchase of vessels in 2014 compared to $75.6 million in 2013. Bulk Partners also paid approximately $7.0 million as deposits on newbuildings and $3.6 million to upgrade vessels during the nine months ended September 30, 2014. These outflows were offset by the sale of two vessels for cash proceeds of $19.3 million in 2014.

Net Cash Provided by Financing Activities.  Net cash provided by financing activities during the nine months ended September 30, 2014 was $14.9 million compared to $60.9 million during the nine months ended September 30, 2013. Related parties provided net financing of $4.7 million in 2014 for deposits on newbuildings. Long-term debt increased by $10.3 million on a net basis. During the nine months ended September 30, 2013, related parties provided $21.4 million for deposits on newbuildings, cash provided through long-term debt was $20.9 million, net of payments and financing fees, and cash provided through issuance of convertible redeemable preferred stock was $18.2 million.

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Borrowing Activities

Long-term debt consists of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)

Bulk Pangaea Secured Note (1)	$3,468,750	$4,509,375
Bulk Discovery Secured Note (2)	4,136,000	5,204,000
Bulk Patriot Secured Note (1)	5,375,000	7,212,500
Bulk Cajun Secured Note (2)	1,137,500	1,990,625
Bulk Trident Secured Note (1)	7,968,750	8,925,000
Bulk Juliana Secured Note (1)	5,408,333	6,422,395
Bulk Nordic Odyssey, Bulk Nordic Orion and Bulk Nordic Oshima Loan Agreement (3)	53,500,000	34,000,000
Bulk Atlantic Secured Note (2)	7,980,000	8,250,000
Bulk Phoenix Secured Note (1)	9,133,333	9,783,334
Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)	12,347,820	-
Long Wharf Construction to Term Loan	1,002,920	1,016,834
Bulk Providence Secured Note (4)	-	7,760,000
Bulk Liberty Secured Note (5)	-	5,685,000

Total	111,458,406	100,759,063
Less: current portion	(18,686,730)	(16,065,483)
Less: unamortized bank fees	(1,051,730)	(1,391,159)
Secured long-term debt	$91,719,946	$83,302,421

(1)	The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Trident Secured Note, the Bulk Juliana Secured Note, and the Bulk Phoenix Secured Note are cross-collateralized by the vessels m/v Bulk Juliana, m/v Bulk Patriot, m/v Bulk Trident, m/v Bulk Pangaea, and m/v Bulk Newport and are guaranteed by Bulk Partners.
(2)	The Bulk Discovery Secured Note, the Bulk Cajun Secured Note, and the Bulk Atlantic Secured Note are cross-collateralized by the vessels m/v Bulk Discovery, m/v Bulk Cajun, and m/v Bulk Beothuk and are guaranteed by Bulk Partners.
(3)	The Bulk Nordic Odyssey and the Bulk Nordic Orion Loan Agreement was amended on September 17, 2014, to provide for an additional advance to finance the acquisition of m/v Nordic Oshima.
(4)	The Bulk Providence Secured Note was repaid in connection with the sale of the m/v Bulk Providence on May 27, 2014.
(5)	The Bulk Liberty Secured Note was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

The Senior Secured Post-Delivery Term Loan Facility

On April 15, 2013, Bulk Partners, through its wholly-owned subsidiaries, Bulk Pangaea Limited, Bulk Patriot Ltd., Bulk Juliana Ltd. and Bulk Trident Ltd., entered into a $30.3 million Senior Secured Post-Delivery Term Loan Facility (the “Post-Delivery Facility”) to refinance the Bulk Pangaea Secured Term Loan Facility dated December 15, 2009, the Bulk Patriot Secured Term Loan Facility dated September 29, 2011, the Bulk Juliana Secured Term Loan Facility dated April 18, 2012, and the Bulk Trident Secured Term Loan Facility dated August 28, 2012, the proceeds of which were used to finance the acquisitions of the m/v Bulk Pangaea, the m/v Bulk Patriot, the m/v Bulk Juliana and the m/v Bulk Trident, respectively. The Post-Delivery Facility was subsequently amended on May 16, 2013 by the First Amendatory Agreement, to increase the facility by $8.0 million to finance the acquisition of the m/v Bulk Providence and again on August 28, 2013, by the Second Amendatory Facility, to increase the facility by $10.0 million to finance the acquisition of the m/v Bulk Newport.

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The Post-Delivery Facility contains financial covenants that require Bulk Partners to maintain a minimum consolidated net worth, and requires Bulk Partners to maintain a minimum EBITDA to fixed charges ratio tested annually, as defined. In addition, the facility contains other Company and vessel related covenants that, among other things, restricts changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with all required covenants.

The Post-Delivery Facility is divided into six tranches, as follows:

Bulk Pangaea Secured Note

Initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017.

Bulk Patriot Secured Note

Initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Trident Secured Note

Initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Juliana Secured Note

Initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Phoenix Secured Note

Initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%.

Bulk Providence Secured Note

Initial amount of $8,000,000, entered into in May 2013, for the acquisition of m/v Bulk Providence. Loan requires repayment in 8 equal quarterly installments of $120,000, 16 equal quarterly installments of $190,000 and a balloon payment of $4,000,000 due in July 2019. Interest is fixed at 4.38%. The loan was repaid in conjunction with the sale of the m/v Bulk Providence on May 27, 2014.

Other secured debt:

Bulk Cajun Secured Note

Initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together the last quarterly installment. Interest is fixed at 6.51%.

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Bulk Discovery Secured Note

Initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in September 2011 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at a rate of 8.16%.

Bulk Atlantic Secured Note

Initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.

Bulk Liberty Secured Note

Initial amount of $5,685,000, entered into on July 2013, for the acquisition of m/v Bulk Liberty. Loan requires repayment in 19 equal quarterly installments of $149,605 beginning in January 2014 and a balloon payment of $2,842,505 due in February 2018. Interest is fixed at 7.06%. The loan was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

The other secured debt, as outlined above, contains collateral maintenance ratio clauses. If Bulk Partners encountered a change in financial condition which, in the opinion of the lender, is likely to affect Bulk Partners’s ability to perform its obligations under the loan facility, Bulk Partners’s credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with all required covenants.

Bulk Nordic Odyssey and Bulk Nordic Orion Loan Agreement

Initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Nordic Odyssey and the m/v Nordic Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. Interest is floating at LIBOR plus 3.25% (3.48% at September 30, 2014 and 2013). The loan is secured by first preferred mortgages on the m/v Nordic Orion and the m/v Nordic Odyssey, the assignment of the earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The Agreement contains one financial covenant that requires Bulk Partners to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral previously provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with this covenant.

The loan was amended on September 17, 2014 in conjunction with the delivery of the m/v Nordic Oshima (discussed below), whereby the margin was reduced to 3.00%.

Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. And Bulk Nordic Oshima Ltd. – Dated September 17, 2014 Amended and Restated Loan Agreement

Entered into on September 17, 2014, to finance the purchase of the m/v Nordic Oshima, which was delivered to Bulk Partners on September 25, 2014. The amended agreement advanced $22,500,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 and a balloon payment of $12,000,000 due with the final installment. Interest on the advance related to m/v Nordic Oshima is floating at LIBOR plus 2.25% (2.48% at September 30, 2014). The amended loan is secured by first preferred mortgages on the m/v Nordic Odyssey, the m/v Nordic Orion and m/v Nordic Oshima, the assignment of earnings, insurances and requisite compensation of the three entities, and by guarantees of their shareholders. The amended agreement contains one financial covenant that requires Bulk Partners to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with this covenant.

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Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)

Nordic Bulk Barents and Nordic Bulk Bothnia entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the m/v Nordic Bothnia on January 23, 2014 and the m/v Nordic Barents on March 7, 2014. The loan is secured by mortgages on these two vessels.

The facility bears interest at LIBOR plus 2.5% (2.73% at September 30, 2014). The loan requires repayment in 22 equal quarterly installments of $163,045 (per borrower) beginning in September 2014, one installment of $163,010 (per borrower) and a balloon payment of $2,750,000 (per borrower) due in December 2019. In addition, any cash in excess of $750,000 per borrower on any repayment date shall be applied toward prepayment of the relevant loan in inverse order, so the balloon payment is prepaid first. The agreement also contains a profit split in respect of the proceeds from the sale of either vessel, a minimum value clause of not less than 100% of the indebtedness and a minimum liquidity clause. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with all required covenants.

Line of Credit

During the year ended December 2012, the Company entered into a revolving line of credit with a maximum capacity of $3,000,000. Borrowings under of the line of credit are due upon expiration of the line of credit. The expiration date was extended to November 19, 2014 from its original expiration date of November 19, 2013. The line of credit contains certain covenants including a liquidity covenant that may result in the acceleration of the payment of the borrowings. Borrowings under the line are secured by personal guarantees of the Founders, as well as collateralized against a personal account of one of the Founders held at the lending bank. Interest is payable at Prime + 1%. As of September 30, 2014 the Company was in compliance with all required covenants.

Long Wharf Construction to Term Loan

Initial amount of $1,048,000 entered into in January 2011. The loan is payable monthly based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR plus 2.85%. Bulk Partners entered into an interest rate swap which matures January 2021 and fixes the interest rate at 6.63%. The loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of Bulk Partners. The loan contains one financial covenant that requires Bulk Partners to maintain a minimum debt service coverage ratio. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with this covenant.

The future minimum annual payments (excluding unamortized bank fees) under the debt agreements are as follows:

Years ending September 30,

2015	$18,686,730
2016	19,323,468
2017	30,994,082
2018	11,971,926
2019	8,765,181
Thereafter	21,717,019
$111,458,406

Covenants

With the exception of Bulk Partners’ related party loans, certain of its debt agreements generally contain financial covenants, which require it, among other things, to maintain:

•	a consolidated leverage ratio of at least 200%;

•	a consolidated debt service ratio of at least 125%;

•	a minimum consolidated net worth of $45 million; plus 25% of the purchase price or (finance) lease amount of such vessels;

•	a consolidated minimum liquidity of not less than $13.0 million plus $1 million for each additional vessel Bulk Partners acquires.

Certain of Bulk Partners’ debt agreements also contain restrictive covenants, which may limit it and its subsidiaries’ ability to, among other things:

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•	effect changes in management of Bulk Partners’ vessels;

•	sell or dispose of any of Bulk Partners’ assets, including its vessels;

•	declare and pay dividends;

•	incur additional indebtedness;

•	mortgage Bulk Partners’ vessels; and

•	incur and pay management fees or commissions.

A violation of any of Bulk Partners’ financial covenants or operating restrictions contained in its credit facilities may constitute an event of default under its credit facilities, which, unless cured within the grace period set forth under the applicable credit facility, if applicable, or waived or modified by Bulk Partners’ lenders, provides its lenders with the right to, among other things, require Bulk Partners to post additional collateral, enhance its equity and liquidity, increase its interest payments, pay down its indebtedness to a level where it is in compliance with its loan covenants, sell vessels in its fleet, reclassify its indebtedness as current liabilities and accelerate its indebtedness and foreclose their liens on its vessels and the other assets securing the credit facilities, which would impair Bulk Partners’ ability to continue to conduct its business.

As of September 30, 2014, and December 31, 2013, Bulk Partners was in compliance with all of the covenants contained in its debt agreements.

Furthermore, certain of Bulk Partners’ credit facilities contain a cross-default provision that may be triggered by a default under one of its other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans. Because of the presence of cross-default provisions in certain of Bulk Partners’ credit facilities, the refusal of any one lender under its credit facilities to grant or extend a waiver could result in certain of Bulk Partners’ indebtedness being accelerated, even if its other lenders under Bulk Partners’ credit facilities have waived covenant defaults under the respective credit facilities. If Bulk Partners’ secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for Bulk Partners to refinance its debt or obtain additional financing and Bulk Partners could lose its vessels and other assets securing its credit facilities if Bulk Partners’ lenders foreclose their liens, which would adversely affect Bulk Partners’ ability to conduct its business.

Moreover, in connection with any waivers of or amendments to Bulk Partners’ credit facilities that it may obtain, its lenders may impose additional operating and financial restrictions on Bulk Partners or modify the terms of its existing credit facilities. These restrictions may further restrict Bulk Partners’ ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, Bulk Partners’ lenders may require the payment of additional fees, require prepayment of a portion of its indebtedness to them, accelerate the amortization schedule for Bulk Partners’ indebtedness and increase the interest rates they charge Bulk Partners on its outstanding indebtedness.

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Related Party Transactions

	December 31,			September 30,
	2013	Activity		2014
				(unaudited)
Included in accounts payable and accrued expenses on the consolidated balance sheets:
To Founders	$203,050	$(203,050)		$-
	$203,050	$(203,050)		$-

Included in current related party debt on the consolidated balance sheets:
Loan payable – 2011 Founders Note	$4,325,000	-		$4,325,000
Interest payable – 2011 Founders Note	296,248	(54,507)	i.	241,741
Loan payable – BVH shareholder ST Shipping	2,995,000	-		2,995,000
Loan payable to NBHC shareholder ST Shipping	-	19,405,000	ii.	19,405,000
Loan payable to NBHC shareholder (ASO2020)	-	19,404,972	ii.	19,404,972
	$7,616,248	$38,755,465		$46,371,713

Included in related party long-term debt on the consolidated balance sheets:
Loan payable to NBHC shareholder ST Shipping	$17,030,000	$(17,030,000)	iii.	$-
Loan payable to NBHC shareholder (ASO2020)	17,029,972	(17,029,972)	iii.	-
Less unamortized discount	(16,756,054)	16,756,054	iv.	-
Total related party long-term debt	$17,303,918	$(17,303,918)		$-

i.	Paid in cash
ii.	Loans payable to NBHC shareholders ST Shipping and ASO2020, including additional borrowing on May 28, 2014. On April 1, 2014, the loans were amended to remove the maturity date and have therefore been reclassified as current.
iii.	Balance at December 31, 2013 has been reclassified as current
iv.	Unamortized discount at December 31, 2013 was reduced by imputed interest of $322,946 which was recorded for the three months ended March 31, 2014, prior to the amendment of the loan. The net unamortized discount on April 1, 2014 of $16,433,109 has been recorded as a reduction of noncontrolling interest due to the debt modification.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. ST Shipping provided a loan of $2,995,000 to make deposits on the contracts. The loan is payable on demand and does not bear interest.

In connection with the acquisition of m/v Nordic Orion and m/v Nordic Odyssey in 2012, STST provided two $8,050,000 subordinated notes (one designated for each vessel) which were payable on demand and do not bear interest. During the year ended December 31, 2012, aggregate repayments of $3,600,000 were made against these notes. Bulk Partners restructured its existing related party loans payable to ST Shipping at December 31, 2012 to modify the repayment date to January 9, 2023, which was accounted for as a modification under ASC 470-50. In January 2013, Bulk Partners entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

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Also during 2013, NBHC entered into contracts to purchase four Ice-Class 1A newbuildings and paid deposits of $26,100,000. STST provided an additional $4,530,000, thereby increasing its loan to $17,030,000. The newest shareholder, ASO2020, also provided $17,030,000 in loans and acquired one-third of the common stock of NBHC for approximately $13,000. On April 1, 2014, the loans were amended to remove the maturity date. The unamortized discount at April 1, 2014 of $16,433,108 has been recorded as a reduction to noncontrolling interest because the original discount was recorded as an increase in noncontrolling interest. On May 28, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the second installment on the first vessel delivery. On August 7, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the third installment on the first vessel delivery. These loans are also payable on demand and do not bear interest.

On October 1, 2011, Bulk Partners entered into a $10,000,000 loan agreement with Bulk Partner’s founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 Bulk Partners issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note, the balance of which was $4,325,000 at September 30, 2014 and December 31, 2013.

Under the terms of a technical management agreement between Bulk Partners and Seamar Management S.A. (Seamar), an equity method investee, Seamar is responsible for the day-to-day operations for all of Bulk Partners’s owned vessels. During the three-month periods ended September 30, 2014 and 2013, Bulk Partners incurred technical management fees of approximately $620,000 and $430,000, respectively under this arrangement. During the nine-month periods ended September 30, 2014 and 2013, Bulk Partners incurred technical management fees of approximately $1,759,000 and $1,312,000, respectively under this arrangement. These fees are included in vessel operating expenses in the consolidated statements of income.

Off-balance Sheet Arrangements

As of September 30, 2014, Bulk Partners did not have any off-balance sheet arrangements.

Contractual Obligations

The following table sets forth Bulk Partners’ contractual obligations and their maturity dates as of September 30, 2014. The table reflects Bulk Partners’ agreements for:

•	The construction of three Ice-Class 1A Panamax vessels from a Japanese shipyard through NBHC, a joint venture in which Bulk Partners owns a one-third interest. NBHC expects to take delivery of these vessels in 2015 and 2016;

•	The construction of two Ice-Class 1C Ultramax vessels from a Japanese shipyard through BVH, a joint venture which Bulk Partners owns a 50% interest. BVH expects to take delivery of these vessels in 2016.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(US dollars in millions)
Long-Term Debt and Line of Credit	$114.5	$21.7	$50.3	$20.7	$21.7
Purchase Obligations	124.2	75.0	49.2
Other Long-Term Liabilities Reflected	-
on the Balance Sheet under GAAP (1)	103.2	103.2
	$341.9	$199.9	$99.5	$20.7	$21.7

(1)	Convertible redeemable preferred stock dividends were converted to common stock in conjunction with the merger and have therefore been included with contractual obligations due in less than one year.

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Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

The international shipping industry is capital intensive, requiring significant amounts of investment provided in the form of long-term debt. Certain of Bulk Partners’ outstanding debt contains floating interest rates that fluctuate with changes in the financial markets and in particular changes in LIBOR. Increasing interest rates could increase Bulk Partners’ interest expense and adversely impact its future earnings. In the past, Bulk Partners has managed this risk by entering into interest rate swap agreements in which Bulk Partners exchanged fixed and variable interest rates based on agreed upon notional amounts. Bulk Partners has used such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, the counterparties to Bulk Partners’ derivative financial instruments have been major financial institutions, which helped it to manage its exposure to nonperformance of its counterparties under Bulk Partners’ debt agreements. As of September 30, 2014 and December 31, 2013, Bulk Partners was a party to one interest rate swap agreement, which had an approximate fair value of $(0.1) million at both dates. Bulk Partners’ net effective exposure to floating interest rate fluctuations on its outstanding debt was $65.8 million and $34.0 million, respectively, at September 30, 2014 and December 31, 2013.

Bulk Partners’ interest expense is affected by changes in the general level of interest rates, particularly LIBOR. As an indication of the extent of Bulk Partners’ sensitivity to interest rate changes, an increase in LIBOR of 1% would have decreased Bulk Partners’ net income and cash flows during the nine months ended September 30, 2014 and the year ended December 31, 2013 by approximately $0.3 million and $0.4 million, respectively, based on the debt levels for the beginning and ending balances of each period. Bulk Partners expects its sensitivity to interest rate changes to increase in the future if Bulk Partners enters into additional debt agreements in connection with its acquisition of additional vessels.

Forward Freight Agreements

Bulk Partners assesses risk associated with fluctuating future freight rates and, when appropriate, actively hedges identified economic risk related to long-term cargo contracts with forward freight agreements, or FFAs. The usage of such derivatives can lead to fluctuations in Bulk Partners’ reported results from operations on a period-to-period basis. During the three and nine months ended September 30, 2014 and the year ended December 31, 2013, Bulk Partners entered into various FFAs. The aggregate fair value of the FFAs at September 30, 2014 and December 31, 2013 were liabilities of $0.2 million and assets of approximately $0.9 million, respectively.

Fuel Swap Contracts

Bulk Partners monitors the market volatility associated with bunker prices and its impact on long-term contracts; and seeks to reduce the risk of such volatility through a bunker hedging program. During the three and nine months ended September 30, 2014 and the year ended December 31, 2013, Bulk Partners entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at September 30, 2014 and December 31, 2013, were liabilities of approximately $1.1 million and $0.2 million, respectively.

Item 8.01.	Other Events.

On October 28, 2014, the Registrant issued a press release announcing the delivery of the Nordic Oshima on September 25, 2014, a copy of which is furnished as exhibit 99.4 hereto.

The information set forth in this Item 8.01, including the text of the press releases attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

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Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit	Description
10.25	Amended and Restated Loan Agreement between Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. and Bulk Nordic Oshima Ltd. and DVB Bank SE dated as of September 17, 2014.
99.1	Bulk Partners (Bermuda), LTD. unaudited consolidated financial statements for the nine months ended September 30, 2014 and 2013
99.2	Quartet Merger Corp. unaudited consolidated financial statements for the nine months ended September 30, 2014
99.3	Pro forma financial statements
99.4	Press release, dated October 28, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2014

PANGAEA LOGISTICS SOLUTIONS LTD.

By:	/s/ Anthony Laura
Name: Anthony Laura
Title: Chief Financial Officer

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